UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _______________________________________________

FORM 8-K

CURRENT REPORT

 _______________________________________________

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

 _______________________________________________

Date of Report (Date of earliest event reported):  March 4, 2015

SERVICEMASTER GLOBAL HOLDINGS, INC.

THE SERVICEMASTER COMPANY, LLC

(Exact name of each registrant as specified in its charter)

Delaware Delaware	001-36507 001-14762	20-8738320 90-1036521
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

(901) 597-1400

(Each registrant’s telephone number, including area code)

 _______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

The ServiceMaster Company, LLC (the “Company”), an indirect wholly-owned subsidiary of ServiceMaster Global Holdings, Inc., announced today that the Company is pursuing possible incremental financing under its existing term loan facility due 2021 (the “Term Loan Facility”). If the proposed financing is completed, the Company’s currently outstanding $1,820 million of Term Loan Facility indebtedness would be increased to $1,995 million. The incremental $175 million of Term Loan Facility borrowings would be used, together with approximately $41 million of available cash, to effect the previously-announced conditional redemption of $200 million in aggregate principal amount of the Company’s outstanding 8% Senior Notes due 2020 (the “8% 2020 Notes”) and to pay premium on redemption and related fees and expenses. To the extent that proceeds from the new Term Loan Facility borrowings are greater or less than $175 million, the amount of cash used to effect the redemption of the 8% 2020 Notes may increase or decrease. The incremental Term Loan Facility borrowings are expected to bear interest at a rate of LIBOR (subject to a floor of 1.00 percent) plus a margin of 3.25 percent, consistent with the Company’s existing Term Loan Facility borrowings. The consummation of the proposed financing transaction is subject to market conditions, among others. No assurances can be given that this transaction will be completed.

This report does not constitute a notice of redemption under the indenture governing the 8% 2020 Notes nor an offer to tender for, or purchase, any 8% 2020 Notes or any other security. There can be no assurances that the conditions precedent to the redemption will be satisfied or that the redemption will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

c
SERVICEMASTER GLOBAL HOLDINGS, INC.
(Registrant)

March 4, 2015	By:	/s/ Alan J. M. Haughie
Alan J. M. Haughie
Senior Vice President and Chief Financial Officer

ctober
THE SERVICEMASTER COMPANY, LLC
(Registrant)

March 4, 2015	By:	/s/ Alan J. M. Haughie
Alan J. M. Haughie
Senior Vice President and Chief Financial Officer